Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of CorMedix Inc. and subsidiary on Form S-3 of our reports, dated March 15, 2016, relating to the consolidated financial statements as of December 31, 2015 and for each of the years in the two-year period then ended and the effectiveness of internal control over financial reporting as of December 31, 2015, which are included in the Annual Report on Form 10-K of CorMedix Inc. and subsidiary for the year ended December 31, 2015.   We also consent to the reference to our firm under the caption “Experts.”

/s/ Friedman LLP
East Hanover, NJ
May 27, 2016